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                                                                    EXHIBIT 99.1


                   [L3 COMMUNICATIONS CORPORATION LETTERHEAD]




NEW YORK -(Business wire)- December 22, 2003 - L-3 Communications Holdings, Inc. (NYSE: LLL) announced today that L-3 Communications Corporation, its wholly owned subsidiary, has completed an offering of $400 million principal amount of 6 1/8% Senior Subordinated Notes due 2014, with interest payable semi-annually. The notes were offered within the United States only to qualified institutional investors pursuant to Rule 144A under the Securities Act of 1933, and, outside the United States to non-U.S. investors only.

As previously announced, the proceeds of this offering will be used to repay indebtedness outstanding under its senior credit facilities and for general corporate purposes, including acquisitions. Also as previously announced, L-3 intends to redeem all of its outstanding 5.25% Convertible Senior Subordinated Notes due 2009 (the "Convertible Notes"). To the extent that holders of the Convertible Notes do not choose to convert their Convertible Notes into common stock of L-3, all of such Convertible Notes will be redeemed at a redemption price of 102.625% of the principal amount thereof, plus accrued and unpaid interest, with the proceeds of this offering.

This press release shall not constitute a notice of redemption of the Convertible Notes.

The securities have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Headquartered in New York City, L-3 Communications is a leading provider of Intelligence, Surveillance and Reconnaissance (ISR) systems, secure communications systems



                                      -more-

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L-3 COMMUNICATIONS ANNOUNCES COMPLETION OF DEBT OFFERING                  PAGE 2


aircraft modernization, training and government services and is a merchant supplier of a broad array of high technology products. Its customers include the Department of Defense, Department of Homeland Security, selected U.S. Government intelligence agencies and aerospace prime contractors.


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company's Safe Harbor Compliance Statement for Forward-looking Statements included in the company's recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.

Contact:
           L-3 Communications
           Cynthia Swain, 212-697-1111
           or
           Financial Dynamics
           Investors: Eric Boyriven, Olivia Pirovano
           Media: Evan Goetz
           212-850-5600